Exhibit 5.1

October 3, 2019

811 Main Street, Suite 3700

Houston, TX 77002

Tel: +1.713.546.5400 Fax: +1.713.546.5401

www.lw.com

FIRM / AFFILIATE OFFICES

Beijing	Moscow
Boston	Munich
Brussels	New York
Century City	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer LP, a Delaware limited partnership (“Energy Transfer”), in connection with the proposed issuance of up to 60,473,628 common units representing limited partner interests in Energy Transfer (the “Units”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 15, 2019 (the “Merger Agreement”), by and among Energy Transfer, SemGroup Corporation, a Delaware corporation, and Nautilus Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Energy Transfer.

The Units are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Energy Transfer’s general partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

October 3, 2019

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Units in the manner contemplated by the Registration Statement and the Merger Agreement, the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to Energy Transfer solely by reason of their ownership of the Units or their status as limited partners of Energy Transfer, and such recipients will have no personal liability for the obligations of Energy Transfer solely by reason of being limited partners of Energy Transfer.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP